Exhibit 99.1

Investor Relations:

John Lawlor

613-738-3503

john.lawlor@cognos.com

Media Contacts:

Carrie Bendzsa

Cognos, 613-738-1440

Carrie.bendzsa@cognos.com

Jessica Sutera

LP&P, 781-782-5789

Jessica_Sutera@lpp.com

Cognos® Reports First Quarter Results

- 54 percent growth in earnings -

Ottawa, ON & Burlington, MA, June 21, 2007 – Cognos Incorporated (Nasdaq: COGN; TSX: CSN – all figures in U.S. dollars and in accordance with U.S. GAAP unless otherwise stated), the world leader in business intelligence (BI) and performance management solutions, today announced financial results for its first quarter of fiscal year 2008, ended May 31, 2007.

Revenue for the first quarter was $236.7 million, compared with $217.0 million for the same period of last fiscal year, an increase of 9 percent. License revenue was $75.7 million, compared with $73.7 million a year ago.

Net income on a U.S. GAAP basis in the quarter was $22.4 million, compared with $14.5 million for the same period last fiscal year, an increase of 54 percent. Net income on a non-GAAP basis (excluding amortization of acquisition-related intangible assets and stock-based compensation expense) for the quarter was $29.2 million, compared with $19.8 million for the same period last fiscal year, an increase of 48 percent. Earnings per diluted share (EPS) on a U.S. GAAP basis for the quarter was $0.25, compared with $0.16 for the same period last fiscal year. EPS on a non-GAAP basis (excluding amortization of acquisition-related intangible assets and stock-based compensation expense) for the quarter was $0.32, compared with $0.22 in the first quarter of last fiscal year.

First quarter non-GAAP results differ from results measured under U.S. GAAP as they exclude $1.8 million of amortization of acquisition-related intangible assets and $7.5 million of stock-based compensation expense, before taxes. Compared to the GAAP results, this is an increase of $0.07 per share, in the aggregate, after the effect of taxes.

“I am pleased with our overall performance this quarter. We enter our second quarter, and the remainder of the year, with a strong product line-up and a healthy market opportunity,” said Rob Ashe, Cognos president and chief executive officer. “We achieved over 50 percent growth in earnings, despite the recent strength of the Canadian dollar. In our seasonally toughest quarter, Cognos 8 BI and our financial applications performed very well.

“Customer and partner commitment to Cognos is very strong, as demonstrated by the record attendance at our recent Cognos Forum user conference. Our industry-leading product portfolio continues to expand with recent innovations such as Cognos 8 BI version 8.2, Cognos Now!, Cognos 8 Go! Mobile, and Cognos 8 Controller version 8.2. Our sales capacity of 390 sales representatives at the end of the quarter is our largest ever. On the strength of our solid business fundamentals, industry-leading products and expanding sales capacity, I feel very confident about our opportunity for the remainder of fiscal year 2008.”

Cognos’ balance sheet remains strong. First quarter operating cash flow was $29.9 million. The company exited the quarter with $654.0 million in cash, cash equivalents, and short-term investments. Days sales outstanding for accounts receivable was 63 days in the quarter, compared with 58 days for the same period last year.

Business Outlook

The company’s outlook for the second quarter and full fiscal year 2008 assumes no significant changes in the economy, a U.S. GAAP tax rate of 22 percent, a Canadian dollar of $0.94 U.S. and a Euro of $1.33 U.S. for the year.

Management offers the following outlook for the second quarter of fiscal year 2008 ending August 31, 2007:

•	Revenue is expected to be in the range of $245 million to $255 million

•	U.S. GAAP diluted earnings per share are expected to be in the range of $0.25 to $0.30

•	Non-GAAP diluted earnings per share are expected to be in the range of $0.34 to $0.39

Expected non-GAAP diluted earnings per share for the quarter ending August 31, 2007 exclude approximately $1.8 million of amortization of acquisition-related intangible assets and approximately $9.0 million of stock-based compensation expense, before taxes. This is an increase of approximately $0.09 per share, in the aggregate, after the effect of taxes.

Management offers the following outlook for the full fiscal year 2008 ending February 29, 2008:

•	Revenue is expected to be in the range of $1.065 billion to $1.085 billion

•	U.S. GAAP diluted earnings per share are expected to be in the range of $1.66 to $1.73

•	Non-GAAP diluted earnings per share are expected to be in the range of $1.98 to $2.05

Expected non-GAAP diluted earnings per share for fiscal year 2008 ending February 29, 2008, exclude approximately $6.8 million of amortization of acquisition-related intangible assets and approximately $31.5 million of stock-based compensation expense, before taxes. This is an increase of approximately $0.32 per share, in the aggregate, after the effect of taxes.

Cognos management will host a conference call to present results for the first quarter and business outlook at 5:15 p.m. Eastern Time, today, June 21, 2007.

Listeners can access the conference call at 416-640-1907 or via Webcast at http://www.cognos.com/company/investor/events/fy08q1. Presentation slides for the call can be accessed at the Investor Relations area of the Cognos Web site approximately 15 minutes prior to the start of the call.

An archive of the Webcast can be accessed at http://www.cognos.com/company/investor/events/fy08q1 following the conference call.

A replay of the conference call will be available from June 21 at 8:15 p.m. Eastern Time until July 5 at 11:59 p.m. Eastern Time. The replay can be accessed at 416-640-1917. The passcode for the replay is 21235249#.

Safe Harbor for Forward-Looking Statements

Certain statements made in this press release that are not based on historical information (including those in the section entitled “Business Outlook”) are forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and Section 138.4(9) of the Ontario Securities Act. Such forward-looking statements relate to, among other things, the company’s expectations with respect to revenue and earnings per share (on both a GAAP and non-GAAP basis) for the second quarter of fiscal year 2008 and the full fiscal year 2008; the assumptions set out in the “Business Outlook” including those relating to the economy, U.S. GAAP tax rate, the exchange rate for the Canadian dollar and Euro in U.S. currency; the amount and impact of amortization of acquisition-related intangible assets, stock-based compensation before taxes; and other matters. Certain assumptions were applied in making the forward-looking statements, such as the business outlook, and material assumptions are set out above in the section entitled “Business Outlook.”

These forward-looking statements are neither promises nor guarantees, but involve risks, factors and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that may cause such differences include, but are not limited to: a continuing increase in the number of larger customer transactions and the related lengthening of sales cycles and challenges in executing on these sales opportunities; intense competition in Cognos’ industry and its ability to successfully compete; Cognos’ transition to Cognos 8 and customer acceptance and implementation of Cognos 8; the incursion of enterprise resource planning and other major software companies into the BI market; continued BI and software market consolidation and other competitive changes in the BI and software market; currency fluctuations; the company’s ability to identify, hire, train, motivate, and retain highly qualified management/other key personnel (including sales personnel) and its ability to manage changes and transitions in management/other key personnel; the company’s ability to identify, pursue, and complete acquisitions with desired business results; the impact of the implementation of new accounting pronouncements; the company’s ability to develop, introduce and implement new products as well as enhancements or improvements for existing products that respond to customer/product requirements and rapid technological change; the impact of global economic conditions on the company’s business; the company’s ability to maintain or accurately forecast revenue or to anticipate and accurately forecast a decline in revenue from any of its products or services; the company’s ability to select and implement appropriate business models, plans and strategies and to execute on them; fluctuations in the company’s tax exposure; unauthorized use or misappropriation of the company’s intellectual property; claims by third parties that the company’s software infringes their intellectual property; the risks inherent in international operations, such as the impact of the laws, regulations, rules and pronouncements of foreign jurisdictions and their interpretation by foreign courts, tribunals, regulatory and similar bodies; the existence of regulatory barriers to integration; as well as the risk factors discussed in the company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, filed with the United States Securities and Exchange Commission (“SEC”) and the Canadian Securities Administrators (“CSA”), as well as other periodic reports filed with the SEC and the CSA. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The company disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Discussion of Non-GAAP Financial Measures

In addition to our GAAP results, Cognos discloses adjusted operating margin percentage, net income and net income per share, referred to respectively as “non-GAAP operating margin percentage,” “non-GAAP net income,” and “non-GAAP net income per diluted share.” These items, which are collectively referred to as “Non-GAAP Measures”, exclude the impact of stock-based compensation and the amortization of acquisition-related intangible assets. The Non-GAAP measures also exclude the restructuring charges related to our margin improvement plan implemented in the third quarter of fiscal 2007, as these charges are considered non-recurring. From time to time, subject to the review and approval of the audit committee of the Board of Directors, management may make other adjustments for revenues, expenses and gains that it does not consider reflective of core operating performance in a particular period and may modify the Non-GAAP Measures by adjusting these revenues, expenses and gains. Management makes these adjustments so that core operating performance reflects management’s business activities as well as changes within the software industry.

Management defines its core operating performance to be the revenues recorded in a particular period and the expenses incurred within that period which management has the capability of directly affecting in order to drive operating income. Stock-based compensation, amortization of acquisition-related intangible assets and restructuring charges are excluded from our core operating performance because the decisions, which gave rise to these expenses, were not made to drive revenue in a particular period, but rather were made for our long-term benefit over multiple periods. While strategic decisions, such as the decisions to issue stock-based compensation, to acquire a company or to restructure the organization, are made to further our long-term strategic objectives and do impact our income statement under GAAP, these items affect multiple periods and management is not able to change or affect these items within any particular period. Therefore, management excludes these impacts in its planning, monitoring, evaluation and reporting of our underlying revenue-generating operations for a particular period.

Prior to the adoption of FAS 123R on March 1, 2006, the beginning of our fiscal year 2007, management’s practice was to exclude stock-based compensation internally to evaluate performance. With the adoption of FAS 123R, management concluded that the Non-GAAP Measures could provide relevant disclosure to investors as contemplated by Staff Accounting Bulletin 107. As of the beginning of our fiscal year 2007, management also began excluding amortization of acquisition-related intangible assets when assessing appropriate adjustments for non-GAAP presentations. While both of these items are recurring and affect GAAP net income, management does not use them to assess the business’ operational performance for any particular period because: each item affects multiple periods and is unrelated to business performance in a particular period; management is not able to change either item in any particular period; and neither item contributes to the operational performance of the business for any particular period.

In the case of stock-based compensation, as disclosed in our Annual Report on Form 10-K item 11, for the fiscal year ended February 28, 2007 (“2007 Form 10-K”), our compensation strategy is to use stock-based compensation as a key tool to align management “to make strategic decisions and to manage Cognos with a view to increasing shareholder value through an increase in Cognos’ share price over the medium and long-term.” Whether the grant of stock options or Restricted Share Units are part of a Key Employee grant, are merit based or are granted based on meeting specific performance criteria in a measurement period, these grants vest over time and are aimed at long-term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation expense varies for reasons that are generally unrelated to operational performance in any particular period. We use annual cash bonus payouts for executives and other employees to motivate and reward annual operational performance in the areas of revenue and operating margin achievement. Since the beginning of fiscal year 2007, operating margin achievement has been measured on a non-GAAP basis, excluding stock-based compensation and amortization of acquisition-related intangible asset expenses.

Management views amortization of acquisition-related intangible assets, such as the amortization of an acquired company’s research and development efforts, customer lists and customer relationships, as items arising during the time that preceded the acquisition. It is a cost that is determined at the time of the acquisition. While it is continually viewed for impairment, amortization of the cost is a static expense, one that is typically not affected by operations during any particular period, and does not contribute to operational performance in any particular period.

The margin improvement plan reflects a fundamental realignment of our business, including significant personnel reductions within higher levels of management. The restructuring charges are excluded in our Non-GAAP Measures because they are significantly different in magnitude and character from routine personnel adjustments that management makes when monitoring and conducting the Company’s core operations during any particular period. The restructuring decision and related expenses are not related to operating performance for any particular period, and are not subject to change by management in any particular period. Instead, the restructuring is intended to align our business model and expense structure to our position in the market we are experiencing, and expect to experience, over the long term.

Management also uses these Non-GAAP Measures to operate the business because the excluded expenses are not under the control of, and, accordingly, not used in evaluating the performance of, operations personnel within their respective areas of responsibility. In the case of stock-based compensation expense, the award of stock options is governed by the Human Resources and Compensation Committee of the Board of Directors. With respect to acquisition-related intangible assets and charges associated with the margin improvement plan, these charges arise from acquisitions and a restructuring that are the result of strategic decisions which are not the responsibility of most levels of operational management. The restructuring charges, like our stock-based compensation charges and amortization of acquisition-related intangible assets, are excluded in management’s internal evaluations of our operating results and are not considered for management compensation purposes.

Ultimately, stock-based compensation, amortization of acquisition-related intangible assets and restructuring expenses are incurred to further our long-term strategic objectives, rather than to achieve operational performance objectives for any particular period. As such, supplementing GAAP disclosure with non-GAAP disclosure using the Non-GAAP Measures provides management with an additional view of operational performance by excluding adjusting revenues, expenses and gains that are not directly related to performance in any particular period. Further, management considers this supplemental information to be beneficial to shareholders because it shows our operating performance without the impact of charges that are largely unrelated to the performance of our underlying revenue-generating operations during the period in which the charges are recorded. Including such disclosure in our filings also provides investors with greater transparency on period-to-period performance and the manner in which management views, conducts and evaluates the business.

Because the Non-GAAP Measures are not calculated in accordance with GAAP, they are used by management as a supplement to, and not an alternative to, or superior to, financial measures calculated in accordance with GAAP. There are a number of limitations on the Non-GAAP Measures, including the following:

•	The Non-GAAP Measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used or reported by other software companies.

•	The Non-GAAP Measures do not reflect all costs associated with our operations determined in accordance with GAAP. For example:

•

Non-GAAP operating margin performance and non-GAAP net income do not include stock-based compensation expense related to equity awards granted to our workforce. Cognos’ stock incentive plans are important components of our employee incentive compensation arrangements and are reflected as expenses in our GAAP results under FAS 123R. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards is excluded from our Non-GAAP Measures.

•

While amortization of acquisition-related intangible assets does not directly impact our current cash position, such expense represents the declining value of the technology or other intangible assets that we have acquired. These assets are amortized over their respective expected economic lives or impaired, if appropriate. The expense associated with this decline in value is excluded from our non-GAAP disclosures and therefore our Non-GAAP Measures do not include the costs of acquired intangible assets that supplement our research and development.

•

Restructuring charges primarily represent severance charges associated with our margin improvement plan, which was implemented in the third quarter of fiscal 2007. These charges are a significant expense from a GAAP perspective and the costs associated with the restructuring would be operational in nature absent the margin improvement plan. Most of the charges are cash expenditures which are excluded from our Non-GAAP Measures.

•

Excluded expenses for stock-based compensation and amortization of acquisition-related intangible assets will recur and will impact our GAAP results. While restructuring costs are non-recurring activities, their occasional occurrence will impact GAAP results. As such, the Non-GAAP Measures should not be construed as an inference that the excluded items are unusual, infrequent or non-recurring.

Because of these limitations, management recognizes that the Non-GAAP Measures should not be considered in isolation or as an alternative to our results as reported under GAAP. Management compensates for theses limitations by relying on the Non-GAAP Measures only as a supplement to our GAAP results.

About Cognos:

Cognos, the world leader in business intelligence and performance management solutions, provides world-class enterprise planning and BI software and services to help companies plan, understand and manage financial and operational performance.

Cognos brings together technology, analytical applications, best practices, and a broad network of partners to give customers a complete performance system. The Cognos performance system is an open and adaptive solution that leverages an organization’s ERP, packaged applications, and database investments. It gives customers the ability to answer the questions – How are we doing? Why are we on or off track? What should we do about it? – and enables them to understand and monitor current performance while planning future business strategies.

Cognos serves more than 23,000 customers in more than 135 countries, and its top 100 enterprise customers consistently outperform market indexes. Cognos performance management solutions and services are also available from more than 3,000 worldwide partners and resellers. For more information, visit the Cognos Web site at http://www.cognos.com.

###

Cognos and the Cognos logo are trademarks or registered trademarks of Cognos Incorporated in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

Note to Editors: Copies of previous Cognos press releases and Corporate and product information are available on the Cognos Web site at www.cognos.com, and at Business Wire’s site at www.businesswire.com

SUPPLEMENTARY INFORMATION (unaudited):

	FY 2007				FY 2008
	Q1	Q2	Q3	Q4	Q1
Total License Revenue ($000s)	73,735	78,005	93,994	130,477	75,692

Year-Over-Year License Revenue Growth	4%	(1)%	24%	11%	3%

Geographic Distribution:
Total Revenue ($000s)
Americas	129,913	137,155	140,783	161,448	135,208
Europe	72,225	72,311	85,788	101,724	82,833
Asia/Pacific	14,902	20,424	21,228	21,363	18,613

% of Total
Americas	60%	60%	56%	57%	57%
Europe	33%	31%	35%	36%	35%
Asia/Pacific	7%	9%	9%	7%	8%

Year-Over-Year Revenue Growth –Total
Americas	12%	12%	15%	9%	4%
Europe	9%	7%	18%	16%	15%
Asia/Pacific	(18)%	(7)%	24%	18%	25%

Year-Over-Year Revenue Growth – In Local Currency
Americas	11%	11%	15%	10%	4%
Europe	11%	2%	8%	6%	7%
Asia/Pacific	(15)%	(7)%	20%	14%	18%

Orders (License, Support, Services)
> $ 1M	13	10	11	25	7
> $200K	118	120	140	285	127
> $ 50K	728	819	806	1,437	761

Average Selling Price (License Orders Only) ($000s)
> $ 50K	186	181	222	198	200

New vs Existing License Revenue – % of Total
New	29%	31%	23%	29%	28%
Existing	71%	69%	77%	71%	72%

Channel – License Revenue – % of Total
Direct	70%	72%	73%	70%	74%
Third Party	30%	28%	27%	30%	26%

Other Statistics
Cash, cash equivalents, and short-term investments ($000s)	610,184	618,084	599,273	691,893	654,020
Days sales outstanding	58	57	61	70	63
Total employees	3,622	3,662	3,494	3,557	3,636

COGNOS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(US$000s except share amounts, U.S. GAAP)

(Unaudited)

	Three months ended May 31,
	2007	2006
Revenue
Product license	$ 75,692	$ 73,735
Product support	113,438	100,181
Services	47,524	43,124

Total revenue	236,654	217,040

Cost of revenue
Cost of product license	1,433	1,757
Cost of product support	11,797	11,227
Cost of services	40,581	37,516

Total cost of revenue	53,811	50,500

Gross margin	182,843	166,540

Operating expenses
Selling, general, and administrative	125,427	117,592
Research and development	34,930	33,279
Amortization of acquisition-related intangible assets	1,802	1,701

Total operating expenses	162,159	152,572

Operating income	20,684	13,968
Interest and other income, net	8,265	5,011

Income before taxes	28,949	18,979
Income tax provision	6,563	4,441

Net income	$ 22,386	$ 14,538

Net income per share
Basic	$0.25	$0.16

Diluted	$0.25	$0.16

Weighted average number of shares (000s)
Basic	89,306	89,893

Diluted	90,158	90,825

COGNOS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(US$000s, U.S. GAAP)

(Unaudited)

	May 31, 2007	February 28, 2007
Assets
Current assets
Cash and cash equivalents	$ 490,714	$ 376,762
Short-term investments	163,306	315,131
Accounts receivable	166,682	221,393
Income taxes receivable	6,641	2,274
Prepaid expenses and other current assets	30,091	29,724
Deferred tax assets	13,791	13,768

	871,225	959,052
Fixed assets, net	77,634	72,256
Intangible assets, net	15,973	17,767
Other assets	5,161	5,642
Deferred tax assets	9,949	5,950
Goodwill	226,455	232,094

	$1,206,397	$1,292,761

Liabilities
Current liabilities
Accounts payable	$ 36,283	$ 36,970
Accrued charges	35,713	36,628
Salaries, commissions, and related items	66,837	96,970
Income taxes payable	8,823	8,743
Deferred income taxes	6,054	6,363
Deferred revenue	259,671	284,896

	413,381	470,570
Non-current income tax payable	50,085	—
Deferred income taxes	3,412	30,751

	466,878	501,321

Stockholders’ Equity
Capital stock
Common shares and additional paid-in capital (May 31, 2007 – 88,840,628; February 28, 2007 – 89,725,774)	547,232	535,589
Treasury shares (May 31, 2007 – 1,190,035; February 28, 2007 – 617,369)	(46,694)	(22,064)
Retained earnings	233,925	273,575
Accumulated other comprehensive income	5,056	4,340

	739,519	791,440

	$1,206,397	$1,292,761

COGNOS INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US$000s, U.S. GAAP)

(Unaudited)

	Three months ended May 31,
	2007	2006
Cash flows from operating activities
Net income	$22,386	$14,538
Non-cash items
Depreciation and amortization	7,329	7,240
Stock-based compensation	7,634	5,157
Deferred income taxes	394	5,181
Non-current income taxes	2,136	—
Loss on disposal of fixed assets	53	139
Change in non-cash working capital
Decrease in accounts receivable	57,440	81,140
Increase in income tax receivable	(4,362)	(4,307)
Decrease in prepaid expenses and other current assets	912	6,891
Decrease in accounts payable	(2,077)	(7,027)
Increase (decrease) in accrued charges	(1,545)	1,600
Decrease in salaries, commissions, and related items	(31,887)	(14,825)
Increase (decrease) in income taxes payable	488	(3,355)
Decrease in deferred revenue	(29,020)	(19,732)

Net cash provided by operating activities	29,881	72,640

Cash flows from investing activities
Maturity of short-term investments	295,841	112,615
Purchase of short-term investments	(143,519)	(232,636)
Additions to fixed assets	(5,989)	(6,371)
Additions to intangible assets	(290)	(326)
Decrease in other assets	138	269

Net cash provided by (used in) investing activities	146,181	(126,449)

Cash flows from financing activities
Issue of common shares	7,156	12,935
Purchase of treasury shares	(25,825)	—
Repurchase of shares	(48,019)	(24,998)

Net cash used in financing activities	(66,688)	(12,063)

Effect of exchange rate changes on cash	4,578	4,416

Net increase (decrease) in cash and cash equivalents	113,952	(61,456)
Cash and cash equivalents, beginning of period	376,762	398,634

Cash and cash equivalents, end of period	490,714	337,178
Short-term investments, end of period	163,306	273,006

Cash, cash equivalents, and short-term investments, end of period	$654,020	$610,184

COGNOS INCORPORATED

Unaudited Reconciliation of Non-GAAP Adjustments

(US$000s except share amounts, U.S. GAAP)

The following tables reflect selected Cognos’ non-GAAP results reconciled to GAAP results:

	Three months ended May 31,
	2007	2006
Operating Income
GAAP Operating Income	$20,684	$13,968
Plus:
Amortization of acquisition-related intangible assets	1,802	1,701
Stock-based compensation expense	7,506	5,078
Restructuring charge	(263)	—

Non-GAAP Operating Income	$29,729	$20,747

Operating Margin Percentage
GAAP Operating Margin Percentage	8.7%	6.4%
Plus:
Amortization of acquisition-related intangible assets	0.8	0.8
Stock-based compensation expense	3.2	2.4
Restructuring charge	(0.1)	0.0

Non-GAAP Operating Margin Percentage	12.6%	9.6%

Net Income
GAAP Net Income	$22,386	$14,538
Plus:
Amortization of acquisition-related intangible assets	1,802	1,701
Stock-based compensation expense	7,506	5,078
Restructuring charge	(263)	—
Less:
Income tax effect of amortization of acquisition-related intangible assets	(610)	(624)
Income tax effect of stock-based compensation expense	(1,601)	(931)

Non-GAAP Net Income	$29,220	$19,762

Net Income per diluted share
GAAP Net Income per diluted share	$0.25	$0.16
Plus:
Amortization of acquisition-related intangible assets	0.02	0.02
Stock-based compensation expense	0.08	0.06
Less:
Income tax effect of amortization of acquisition-related intangible assets	(0.01)	(0.01)
Income tax effect of stock-based compensation expense	(0.02)	(0.01)

Non-GAAP Net Income per diluted share	$0.32	$0.22

Shares used in computing diluted net income per share	90,158	90,825

The following table shows the classification of stock-based compensation expense:

	Three months ended May 31,
	2007	2006
Cost of Product Support	$ 110	$ 96
Cost of Services	189	187
Selling, General and Administrative	6,514	4,304
Research and Development	693	491

Total	$7,506	$5,078

The following table shows the classification of the restructuring charge:

Three months ended May 31, 2007
Cost of Product Support	$ (12)
Cost of Services	—
Selling, General and Administrative	(284)
Research and Development	33

Total	$(263)

COGNOS INCORPORATED

Reconciliation of US GAAP to Non-GAAP

Diluted Earnings per Share for Business Outlook

(Unaudited)

	Three Months ending August 31, 2007	Twelve Months ending February 29, 2008
Projected US GAAP Diluted Earnings per Share	$0.25 – $0.30	$1.66 – $1.73
Plus:
Amortization of acquisition-related intangible assets	0.02	0.07
Stock-based compensation expense	0.10	0.35
Less:
Income tax effect of non-GAAP adjustments	(0.03)	(0.10)

Projected non-GAAP Diluted Earnings per Share	$0.34 – $0.39	$1.98 – $2.05